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Exhibit 3.3

CERTIFICATE OF DOMESTICATION OF

GENESIS PARK ACQUISITION CORP.

Pursuant to Section 388 of the General Corporation Law of the State of Delaware

Genesis Park Acquisition Corp., a Cayman Islands exempted company limited by its shares (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1. The Corporation was originally incorporated on the 29th day of July, 2020 under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Genesis Park Acquisition Corp.

3. The name of the Corporation as set forth in the Certificate of Incorporation is Redwire Corporation.

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Genesis Park Acquisition Corp. and the conduct of its business or by applicable non-Delaware law, as appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this 2nd day of September, 2021.

GENESIS PARK ACQUISITION CORP., a Cayman Islands company

By:
Name:	Jonathan E. Baliff
Title:	Chief Financial Officer